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                                                                    EXHIBIT a(3)

                              WARBURG, PINCUS TRUST

                            Certificate of Amendment

         The undersigned, being the Vice President and Secretary of Warburg, Pincus Trust, a trust with transferable shares of the type commonly called a Massachusetts business trust (hereinafter referred to as the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust, dated March 15, 1995 (the "Declaration of Trust"), and by the action of the Trustees of the Trust at a meeting duly held on October 26, 1999, the Declaration of Trust is hereby amended as follows:

                  Section 6.2 of the Declaration of Trust is hereby amended to change the name of the Post-Venture Capital Portfolio of the Trust to be the "Global Post-Venture Capital Portfolio" effective as of May 1, 2000.

         IN WITNESS WHEREOF, the undersigned has set his/her hand and seal this 8th day of March, 2000.

                                               /s/Hal Liebes
                                               -------------
                                               Hal Liebes
                                               Vice President and Secretary

                                 ACKNOWLEDGMENT

STATE OF NEW YORK    )
                     ) ss.
COUNTY OF NEW YORK   )

March 8, 2000

         Then personally appeared the above-named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed.

Before me

/s/Joseph A. Messing
--------------------
Notary Public

My commission expires:  ___________
Joseph A. Messing
Notary Public, State of New York
         No. 5002535
Qualified in Westchester County
Commission Expires October 5, 2000